Exhibit 99.1

Mesa Offshore Trust Announces Final Liquidating Distribution

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS RELEASE

For Immediate Release

Austin, Texas November 15, 2010 - On November 15, 2010, Mesa Offshore Trust (OTC BB symbol: MOSH.OB) (the “Trust”) announced that JP Morgan Chase Bank, N.A. (the “Trustee”) intends to make the final liquidating distribution in the amount of $0.012984 per unit, for an aggregate distribution of approximately $934,591, to unit holders on or about November 29, 2010, absent any unforeseen circumstances.  Distributions will be made in cash to unit holders of record as of February 22, 2010.  The Trustee has paid or reserved approximately $660,000 in additional expenses since September 30, 2010 in connection with Trust expenses and the winding up and liquidation of the Trust from the cash balance of approximately $1.6 million as of September 30, 2010.

The Trustee will continue to act as Trustee and exercise its powers for the purpose of liquidating and winding up the affairs of the Trust at its termination until its duties have been fully performed and the Trust estate is finally distributed.  In accordance with the Trust Indenture, the Trustee will as promptly as possible distribute the assets in the Trust estate (including settlement proceeds), after paying, satisfying and discharging all of the liabilities of the Trust, or, when necessary, setting up reserves in such amounts as the Trustee in its discretion deems appropriate for contingent liabilities.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701